SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 8, 2004

COCA-COLA ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	01-09300 (Commission File No.)	58-0503352 (IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339
(Address of principal executive offices, including zip code)

(770) 989-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Blance Sheet Arrangement of a Registrant.

        On December 8, 2004, the Company entered into a Multicurrency Letter of Credit Agreement with six financial institutions. JPMorgan Chase Bank, N.A. is the administrative agent. Pursuant to this Agreement, the lenders commit for a five-year period to issue standby letters of credit in an aggregate face amount not to exceed $540,000,000 at any time. The facility provides two sublimits for foreign currency letters of credit -- $10,000,000 in Canadian dollars and $40,000,000 in pounds sterling (amounts in equivalent United States dollars).

        The facility is essentially a renewal of the February 2004 one-year letter of credit agreement. Outstanding letters of credit with an aggregate face amount of approximately $400,000,000 were moved into the new facility at closing.

        The aggregate commitment of the facility may be increased up to $800,000,000 as may be agreed among the parties, and may be decreased by the Company so long as it equals or exceeds the aggregate face amount of all letters of credit outstanding at the time.

        The Company must reimburse any lender within three business days of such lender’s payment upon any drawing under a letter of credit issued by such lender.

        The Company pays facility fees based upon its commercial paper rating with three rating agencies. The commitment fee (based on aggregate commitments) ranges from 6 to 15 basis points. The letter of credit fee (based on the aggregate face amount of outstanding letters of credit) ranges from 14 to 47.5 basis points. During such time that the facility is more than 50% utilized, there is a utilization fee ranging from 5 to 15 basis points. As of December 8, 2004, the Company’s fees are as follows: commitment fee, 7 basis points; letter of credit fee, 18 basis points; and utilization fee, 5 basis points.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC. (Registrant)

Date: December 13, 2004	By: /S/ E. LISTON BISHOP III E. Liston Bishop III Vice President, Secretary, and Deputy General Counsel